                                                                     EXHIBIT 4.2

                            INVESTOR RIGHTS AGREEMENT

                                      among

                              SEATTLE GENETICS, INC

                                       and

                           THE INVESTORS NAMED HEREIN

                       Dated as of [__________] [__], 2003

                                TABLE OF CONTENTS

                                                                                           PAGE

ARTICLE I       DEFINITIONS; RULES OF CONSTRUCTION.......................................... 1

      1.1       Definitions................................................................. 1

      1.2       Rules of Construction....................................................... 6

ARTICLE II      BOARD OF DIRECTORS.......................................................... 6

      2.1       Election of Board Members................................................... 6

      2.2       Board Meetings.............................................................. 9

      2.3       Expenses.................................................................... 9

      2.4       Subsidiary Board............................................................ 9

      2.5       Committees.................................................................. 9

      2.6       Qualifications of Board Members............................................. 9

ARTICLE III     ADDITIONAL AGREEMENTS...................................................... 10

      3.1       Inconsistent Agreements.................................................... 10

      3.2       Information Rights......................................................... 10

      3.3       Compliance................................................................. 12

      3.4       Insurance.................................................................. 12

      3.5       Affirmative Covenants...................................................... 12

      3.6       Tax Treatment.............................................................. 14

ARTICLE IV      REGISTRATION RIGHTS........................................................ 14

      4.1       Required Registration...................................................... 14

      4.2       Piggyback Registration..................................................... 16

      4.3       Registrations on Form S-3.................................................. 16

      4.4       Preparation and Filing..................................................... 17

      4.5       Expenses................................................................... 20

      4.6       Indemnification............................................................ 21

      4.7       Underwriting Agreement..................................................... 23

      4.8       Suspension................................................................. 24

      4.9       Information by Holder...................................................... 24

      4.10      Exchange Act Compliance.................................................... 24

      4.11      No Conflict of Rights...................................................... 24

      4.12      Transfer of Registration Rights............................................ 25

      4.13      Termination................................................................ 25

ARTICLE V       SECURITIES LAW COMPLIANCE; LEGENDS......................................... 25

      5.1       Restriction on Transfer.................................................... 25

      5.2       Restrictive Legends........................................................ 25

                                       (i)

ARTICLE VI      AMENDMENT AND WAIVERS...................................................... 26

      6.1       Amendment.................................................................. 26

      6.2       Waivers; Extensions........................................................ 26

ARTICLE VII     TERMINATION................................................................ 27

ARTICLE VIII    MISCELLANEOUS.............................................................. 27

      8.1       Grant of Proxy............................................................. 27

      8.2       Regulatory Matters......................................................... 27

      8.3       Severability............................................................... 28

      8.4       Entire Agreement........................................................... 28

      8.5       Independence of Agreements, Covenants, Representations and Warranties...... 29

      8.6       Successors and Assigns..................................................... 29

      8.7       Counterparts; Facsimile Signatures......................................... 29

      8.8       Remedies................................................................... 29

      8.9       Notices.................................................................... 30

      8.10      Governing Law; Waiver of Jury Trial........................................ 31

      8.11      Further Assurances......................................................... 31

      8.12      Conflicting Agreements..................................................... 31

      8.13      No Third Party Reliance.................................................... 32

                                      (ii)

                                        INVESTOR RIGHTS AGREEMENT dated as of
                                [________], 2003, among SEATTLE GENETICS, INC., a Delaware corporation (the "Company"), and the INVESTORS of the Company listed on Schedule I hereto, and their permitted assigns (collectively, the "Investors").

                WHEREAS, the Company proposes to issue up to an aggregate of 1,640,000 shares of its Series A Convertible Preferred Stock, par value $0.001 per shares (the "Series A Preferred Stock") and warrants (the "Warrants") to purchase up to 2,050,000 shares of common stock, par value $0.001 per share (the "Common Stock"), pursuant to a Securities Purchase Agreement dated as of May 12, 2003 (the "Purchase Agreement") among the Company and the Investors.

                WHEREAS, as a condition of entering into the Purchase Agreement, the Investors have requested that the Company extend to them certain registration rights, information rights and other rights, and the Company desires to extend such rights, on terms set forth below.

                NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the sufficiency of which is hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                       DEFINITIONS; RULES OF CONSTRUCTION

1.1     DEFINITIONS.

        Capitalized terms used in this Agreement and not defined herein have the meanings ascribed to them in the Purchase Agreement. The following capitalized terms used in this Agreement have the meanings ascribed to them below:

        "Accountants" has the meaning ascribed to it in Section 3.2(a)(iii).

        "BBI" means collectively, Baker/Tisch Investments, L.P., Baker Bros. Investments, L.P., Baker Bros. Investments II, L.P., Baker Biotech Fund I, L.P., Baker Biotech Fund II, L.P., Baker Biotech Fund II (Z), L.P. and/or any other entity controlled by, controlling or under common control with any of the preceding Persons at such time, to the extent such Persons hold shares of Series A Preferred Stock, Warrants or Common Stock issued upon conversion of the Series A Preferred Stock or exercise of the Warrants.

        "BBI Director" has the meaning ascribed to it in Section 2.1(b)(ii).

        "Board" means the board of directors of the Company.

        "BAVP" means BAVP, L.P.

        "Bylaws" means the Bylaws of the Company, as amended, modified, supplemented or restated and in effect from time to time.

        "Common Stock" has the meaning ascribed to it in the Recitals.

        "Common Stock Equivalents" means all shares of Common Stock outstanding and all shares of Common Stock issuable (without regard to any present restrictions on such issuance) upon the conversion, exchange or exercise of all Securities of the Company that are convertible, exchangeable or exercisable for Common Stock.

        "Company" has the meaning ascribed to it in the Caption and shall include any Subsidiary of the Company.

        "Document(s)" means, individually or collectively, this Agreement, the Purchase Agreement, the Certificate of Designations, the Warrants, the Option Agreement, the Regulatory Sideletter and all other documents executed in connection with this transaction.

        "Equity Incentive Plans" means, collectively, the Company's 1998 Stock Option Plan, the 2000 Directors' Stock Option Plan and the 2000 Employee Stock Purchase Plan, in each case, as amended, and any stock option, issuance, appreciation rights or other equity incentive plan for the independent directors, officers, and full time employees of, and consultants to, the Company which plan has been approved by the Board.

        "Excluded Investors" means BAVP and T.Rowe.

        "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

        "JPMP Director" has the meaning ascribed to it in Section 2.1(b)(i).

        "JPMP Entities" means, collectively, J.P. Morgan Partners (BHCA), L.P., JPMP Global, J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P. and/or any other entity controlled by, controlling or under common control with any of the preceding Persons at such time, including any entity controlled by JPMP Master Fund Manager, L.P., or any Affiliate thereof, or any entity managed or advised by J.P. Morgan Partners, LLC, JPMP Capital Corp. or any Affiliate thereof, to the extent such Persons hold shares of Series A Preferred Stock or Warrants, or Common Stock issuable upon conversion or exercise thereof.

        "JPMP Global" means J.P. Morgan Partners Global Investors, L.P.

        "Information" has the meaning ascribed to it in Section 4.4(a)(ix).

        "Inspectors" has the meaning ascribed to it in Section 4.4(a)(ix).

        "Investors' Counsel" has the meaning ascribed to such term in Section 4.4(a)(ii).

        "Material Sale" means (i) the sale (in one or a series of related transactions) of all or substantially all of the Company's assets to a Person or a group of Persons acting in concert (including, without limitation, the sale of a division of the Company or such assets of the Company that would materially change the nature or composition of the Company's business lines), (ii) the sale or transfer (in one or a series of related transactions) of a majority of the outstanding capital stock of the Company, to one Person or a group of Persons acting in concert, or (iii) the merger or consolidation of the Company with or into another Person that is not an Affiliate of the Company, in each case in clauses (ii) and (iii) above under circumstances in which the holders of a majority in voting power of the outstanding capital stock of the Company immediately prior to such transaction own less than a majority in voting power of the outstanding capital stock of the Company, or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction; provided, however, that a debt or equity financing where (x) the Company is the surviving corporation and (y) individuals who served as members of the Board immediately prior to such financing constitute at least three-fourths (3/4) of the members of the Board (rounded up to the nearest whole number) after such financing, shall not be deemed a Material Sale. A sale (or multiple related sales) of one or more Subsidiaries (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Company shall be deemed a Material Sale.

        "Material Transaction" means any material transaction in which the Company or any of its Subsidiaries proposes to engage or is engaged, including a purchase or sale of assets or securities, financing, merger, consolidation, tender offer or any other transaction that would require disclosure pursuant to the Exchange Act, and with respect to which the Board has determined in good faith that compliance with this Agreement may reasonably be expected to either materially interfere with the Company's or such Subsidiary's ability to consummate such transaction in a timely fashion or require the Company to disclose material, non-public information prior to such time as it would otherwise be required to be disclosed.

        "NASD" has the meaning ascribed to it in Section 4.4(a)(xiv).

        "NMS" has the meaning ascribed to it in Section 4.4(a)(xiv).

        "Observer" has the meaning ascribed to it in Section 2.1(f).

        "Other Shares" means at any time those shares of Common Stock that do not constitute Primary Shares or Registrable Shares.

        "Preferred Directors" has the meaning ascribed to it in Section 2.1(b)(ii).

        "Preferred Stock" means, collectively, the Series A Preferred Stock and any other class or series of Preferred Stock issued by the Company in accordance with the Restated Certificate or any certificate of designations and this Agreement.

        "Primary Shares" means, at any time, the authorized but unissued shares of Common Stock or Common Stock held by the Company in its treasury.

        "Prospectus" means the prospectus included in a Registration Statement, including any prospectus subject to completion, and any such prospectus as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Shares and, in each case, by all other amendments and supplements to such prospectus, including post-effective amendments, and in each case including all material incorporated by reference therein.

        "Public Offering" means the closing of a public offering of Common Stock solely for cash pursuant to a Registration Statement declared effective under the Securities Act, except that a Public Offering shall not include an offering of securities to be issued as consideration in connection with a business acquisition pursuant to Rule 145 of the Securities Act, an offering of securities issuable pursuant to an Equity Incentive Plan, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities hereunder.

        "Public Sale" means any sale, occurring simultaneously with or after a Public Offering, of Securities to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker (pursuant to the provisions of Rule 144 or otherwise).

        "Purchase Agreement" has the meaning ascribed to it in the Recitals.

        "Records" has the meaning ascribed to it in Section 4.4(a)(ix).

        "Registrable Shares" means, at any time, (a) Common Stock issued or issuable upon conversion of the Series A Preferred Stock held, or hereafter acquired, by the Investors and their permitted assigns, (b) Common Stock issued or issuable upon exercise of the Warrants held, or hereafter acquired, by the Investors and their permitted assigns, and (c) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Shares shall not include any Securities sold by a Person to the public pursuant to a Registration Statement which has been declared effective, or Rule 144 or sold in a private transaction in which the Transferor's rights under Article IV of this Agreement are not assigned, in each case where the restrictive legends and transfer restrictions with respect to Common Stock are removed and the Common Stock in the hands of the purchaser is freely transferable without any restriction or registration under the Securities Act in any public or private transaction.

        "Registration Statement" means any registration statement of the Company which covers any of the Registrable Shares, and all amendments and supplements to any such Registration Statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

        "Representative" of a Person shall be construed broadly and shall include such Person's partners, officers, directors, employees, agents, counsel, accountants and other representatives.

        "Requisite Investors" means those Investors who hold in the aggregate at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Series A Preferred Stock (including Common Stock issued upon conversion thereof) held by all Investors at the time of determination; provided, however, that in the event such determination is in connection with the required registration of Registrable Shares as set forth in Sections 4.1 hereof, Requisite Investors means those Investors who hold in the aggregate in excess of thirty-three and one-third percent (33 1/3%) of the then outstanding Series A Preferred Stock held by the Investors; provided, further, however, that in the event such determination is in connection with the required registration of Registrable Shares as set forth in Sections 4.3 hereof, Requisite Investors means those Investors who hold in the aggregate in excess of thirty-three and one-third percent (33 1/3%) of the then outstanding Series A Preferred Stock (including Common Stock issued upon conversion thereof) held by the Investors. In any situation where consent from or approval of the Requisite Investors is required, the Company may select the Investors constituting the Requisite Investors in its discretion and the requirement shall be deemed satisfied so long as the consent or approval is received from Investors who hold the requisite percentage of Series A Preferred Stock (including Common Stock issued upon conversion thereof) called for herein. In such case the Company shall promptly provide notice of such consent or approval to each of the Investors.

        "Restated Certificate" means the Fourth Amended and Restated Certificate of Incorporation of the Company, as amended and in effect at the time of determination, including any certificates of designations filed with the Secretary of State of the State of Delaware pursuant to the terms thereof.

        "Rule 144" means Rule 144 (including Rule 144(k)) and all other subdivisions thereof) promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any similar or successor rule then in force.

        "Section 2.1 Notice" has the meaning set forth in Section 2.1(c).

        "Series A Preferred Stock" has the meaning ascribed to it in the Recitals.

        "Stock" means the Preferred Stock, the Common Stock and any and all other capital stock or other equity Securities (including, without limitation, derivative Securities therefor) of the Company.

        "Suspension Period" has the meaning ascribed to it in Sections 4.8.

        "T.Rowe" means T. Rowe Price Health Sciences Fund, Inc.

        "Transfer" of Securities shall be construed broadly and shall include any issuance, sale, assignment, transfer, participation, gift, bequest, distribution, or other disposition thereof, or any pledge or hypothecation thereof, placement of a Lien thereon or grant of a security interest therein or other encumbrance thereon, in each case whether voluntary or involuntary or by operation of law or otherwise. "Transferor" means a Person engaging in a Transfer of Securities, and "Transferee" means a Person acquiring Securities through a Transfer.

        "Warrants" has the meaning ascribed to it in the Recitals.

1.2     RULES OF CONSTRUCTION.

        The term this "Agreement" means this agreement together with all schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The use in this Agreement of the term "including" means "including, without limitation." The words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to sections, schedules and exhibits mean the sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require or permit. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May 1.

                                   ARTICLE II

                               BOARD OF DIRECTORS

2.1     ELECTION OF BOARD MEMBERS.

                (a) The number of directors constituting the Board, as fixed from time to time by the Board in accordance with the Bylaws, shall be nine (9). Notwithstanding any provision in the Bylaws, the number of directors constituting the Board shall not be increased to greater than eleven (11) without the prior written consent of the Requisite Investors for so long as both JPMP Global and BBI are entitled to designate a Preferred Director.

                (b) At each annual meeting of the holders of any class of Stock, and at each special meeting of the holders of any class of Stock called for the purpose of electing directors of the Company, and at any time at which holders of any class of Stock shall have the right to, or shall, vote for or consent in writing to the election of directors of the Company, then, and in each such event, the Investors (other than the Excluded Investors) shall vote all of the shares of Series A Preferred Stock owned by them or their Affiliates, and their respective Transferees shall so vote for, or consent in writing with respect to such shares in favor of, the election of two individuals to serve as directors to the Board pursuant to Article III(A)(3)(a) of the Certificate of Designations determined as follows:

                        (i) one individual designated by JPMP Global (the "JPMP Director"), for so long as the JPMP Entities collectively own at least fifty percent (50%) of the Series A Preferred Stock (or Common Stock issued upon conversion thereof) that they acquired on the Closing Date; and

                        (ii) one individual designated by BBI (the "BBI Director" and together with the JPMP Director, the "Preferred Directors"), for so long as BBI owns at least fifty percent (50%) of the Series A Preferred Stock (or Common Stock issued upon conversion thereof) that it acquired on the Closing Date;

provided, however, that, in the event that JPMP Global or BBI shall no longer have the right to designate an individual for election to the Board pursuant to clause (i) or (ii) above, respectively, the Board shall, upon the expiration of the term of the JPMP Director or BBI Director, as applicable, and for all times thereafter, be entitled to (x) fill the vacancy created thereby in accordance with the Bylaws, or (y) reduce the number of directors constituting the Board by eliminating the seat previously reserved for the JPMP Director or BBI Director as the case may be. The Company agrees to nominate for election to the Board as the JPMP Director and the BBI Director, or for the filling of any vacancies on the Board created by such nominees, the persons designated by JPMP Global or BBI, as applicable, pursuant to this Section 2.1. The parties hereby agree that, effective immediately after the Closing, Srinivas Akkaraju shall be added as a member of the Board as the JPMP Director and Felix Baker shall be added as a member of the Board as the BBI Director. The obligation of each Investor to vote its shares as directed by this Section 2.1(b) (to the extent such obligation exists hereunder) shall cease, without any further action on the part of the Investors or the Company, at such time as neither JPMP Global nor BBI are entitled to designate a director pursuant to clause (i) or (ii) above.

                (c) The Company shall give at least 30 days prior written notice of the date of the earliest estimated proposed mailing of proxy materials for election of directors of the Company. JPMP Global and BBI shall, within 10 Business Days of receipt of such notice from the Company, give written notice (a "Section 2.1 Notice") to the Company of the name of each individual that JPMP Global and BBI intend to nominate for election or reelection to the Board and all information relating to each such individual that is required to be disclosed in any solicitation of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such individual's written consent to being named in the proxy statement as a nominee and to serving as a director if elected). At the request of the Board, any individual so nominated for election as a director shall furnish to the Secretary of the Company that information required to be set forth in the Section 2.1 Notice.

                (d) Subject to the next sentence, the Investors (other than the Excluded Investors) shall vote their shares of Series A Preferred Stock (i) to remove any director whose removal is required by the party or parties with the power to designate such director and (ii) to fill any vacancy created by the removal, resignation or death of a director, in each case for the election of a new director designated and approved, in accordance with the provisions of this
Section 2.1; provided, however, that the obligation of each Investor to vote its shares as directed by this Section 2.1(d) (to the extent such obligation exists hereunder) shall cease, without any further action on the part of the Investors or the Company, at such time as neither JPMP Global nor BBI are entitled to designate a director pursuant to Sections 2.1(b)(i) or (ii) above. Each of the JPMP Director and the BBI Director shall only be removed by JPMP Global or BBI, respectively. At all times, the person serving as the JPMP Director or the BBI Director shall be either (i) an employee of one of the JPMP Entities or BBI, respectively, holding the position of "Principal" or any position senior thereto, or (ii) a person reasonably acceptable to a majority of the other members of the Board of Directors, provided, however, that in the case of clause (ii) such person must be qualified to serve as a member of the board of directors of a publicly traded company. Vacancies on the Board shall be filled within 30 days of the date such vacancy is created or immediately before the first action to be taken by the Board after the date such vacancy is created; provided, however, that if a vacancy on the Board is a result of JPMP Global or BBI no longer having the right to designate a director pursuant to Section 2.1(b) above, the Board may elect to reduce the number of directors constituting the Board by eliminating the seat previously reserved for the JPMP Director or BBI Director, as the case may be.

                (e) The directors to be elected pursuant to this Section 2.1 shall serve for terms extending from the date of their election and qualification until their successors shall have been elected and qualified in accordance with this Section 2.1.

                (f) JPMP Global and BBI shall have the right to have that number of representatives (each such representative, an "Observer") determined as hereinafter provided present at all meetings of the Board. Such right shall from time to time be exercisable by delivery to the Company of written notice from the Requisite Investors specifying the names of such Observers. The number of Observers shall at all times and from time to time be equal to the number of members of the Board that JPMP Global and BBI are then entitled to designate pursuant to Section 2.1(b)(i) or (ii) above, as applicable, but whose seats on the Board are at the time vacant. The Company will give each Observer reasonable prior notice (it being agreed that the same prior notice given to the Board shall be deemed reasonable prior notice) in any manner permitted in the Bylaws for notices to directors of the time and place of any proposed meeting of the Board. Each such Observer will be entitled (i) to receive true and complete copies of all documents furnished to any director in connection with such meeting and (ii) to be present in person as an Observer at any such meeting or, if a meeting is held by telephone conference, to participate therein for the purpose of listening thereto; provided, that in each case, the Observers may be excluded from access to any materials prepared for the Board or meeting or portion thereof if the Board reasonably believes, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege.

                (g) Each of JPMP Global and BBI agree to use reasonable efforts to cause the individual serving as the JPMP Director or the BBI Director, respectively, to provide the Company, on a timely basis, with any information relating to such individual that the Company may be required to disclose pursuant to Applicable Law, including without limitation those rules or regulations promulgated by the NASD and the NMS.

2.2     BOARD MEETINGS.

        The Company shall convene meetings of the Board at least four times each fiscal year at regular time intervals. The Company may use video conferencing capabilities or teleconference facilities for meetings of the Board and any committees thereof ("Committees").

2.3     EXPENSES.

        The Company shall pay or reimburse each of the Preferred Directors and any Observer for the reasonable out-of-pocket expenses incurred by such Preferred Director or Observer in connection with attending formal meetings of the Board, any Committee thereof (including any Subsidiary board or committee meetings), or attending any other activities in connection with the fulfillment of such Preferred Director's duties, including, but not limited to, reasonable travel and related expenses.

2.4     SUBSIDIARY BOARD.

        The Company shall cause the board of directors of each of its Subsidiaries (except for any Subsidiary that is formed in a jurisdiction other than the United States) to be constituted in a manner similar to the Board.

2.5     COMMITTEES.

        The Board may, from time to time, establish and maintain certain Committees. To the extent allowed under Applicable Law, the Board shall, upon the request of the Preferred Directors, appoint at least one Preferred Director to serve on each Committee formed by the Board (other than the Option Committee that is solely responsible for granting stock options to employees of the Company below the level of "Director", for so long as such Committee is comprised solely of employee directors).

2.6     QUALIFICATIONS OF BOARD MEMBERS.

        If at any time (a) the holders of Series A Preferred Stock shall be entitled to elect one or more individuals to serve as directors to the Board pursuant to Article III(A)(3)(a) of the Certificate of Designations and (b)
Section 2.1 of this Agreement shall have been terminated or shall no longer be in effect, then each Person elected pursuant to the Certificate of Designations shall be a Person reasonably acceptable to a majority of the other members of the Board of Directors (it being understood and agreed by the parties hereto that an employee of an Investor holding the position of "Principal" or any position senior thereto shall be deemed acceptable); provided, however, that such Person must be qualified to serve as a member of the board of directors of a publicly traded company.

                                   ARTICLE III

                              ADDITIONAL AGREEMENTS

3.1     INCONSISTENT AGREEMENTS.

        The Company shall not enter into any agreement containing any provision which would (a) be violated or breached by the exercise or performance by the Company of any of its respective rights or obligations under any Document, or
(b) impair the ability of the Company or any Subsidiary to comply with the terms of the Documents.

3.2     INFORMATION RIGHTS.

                (a) The Company shall furnish (x) each of the JPMP Director and the BBI Director or (y) if there is no JPMP Director or BBI Director then serving on the Board, the JPMP Entities or BBI, as applicable, (provided that the Company shall be obligated to furnish such information to the JPMP Entities and BBI only for so long as JPMP Global and BBI continue to have the right to designate a director pursuant to Section 2.1(b) above) with the following:

                        (i) Quarterly Reports. As soon as available, but not later than 45 days after the end of each quarter in each fiscal year (other than the last quarter in each fiscal year) of the Company, a balance sheet of the Company and the related statements of income, stockholders' equity and cash flows, unaudited but prepared in accordance with GAAP consistently applied and certified by the President or the Chief Financial Officer of the Company, such balance sheet to be as of the end of such quarter and such statements of income, stockholders' equity and cash flows to be for such quarter and for the period from the beginning of the fiscal year to the end of such quarter, in each case with comparative statements for the prior fiscal year. The Company providing a copy of its Form 10-Q for the applicable quarter shall satisfy the requirements of this Section.

                        (ii) Annual Audit. As soon as available, but not later than 90 days after the end of each fiscal year of the Company, audited financial statements of the Company, which shall include a statement of cash flows and statement of operations for such fiscal year and a balance sheet as at the last day thereof, each prepared in accordance with GAAP consistently applied (except as set forth in the notes thereto), and accompanied by the report of a firm of independent certified public accountants of nationally recognized standing selected by the Board (the "Accountants"). The Company shall maintain a system of accounting sufficient to enable the Accountants to render the report referred to in this clause. The Company providing a copy of its Form 10-K for the applicable fiscal year shall satisfy the requirements of this Section.

                        (iii) Annual Operating Plan. Within 60 days after the beginning of each fiscal year of the Company, an annual operating plan, including a qualitative summary by the President of the Company and an updated consolidated budget, projected income statements, balance sheets and cash flow statements (setting forth in detail the assumptions therefor) on a monthly basis for the Company and its Subsidiaries for such fiscal year of the Company.

                        (iv) Subsidiaries. If for any period the Company shall have any Subsidiary or Subsidiaries whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing clauses shall be consolidated (and consolidating if normally prepared by the Company) financial statements of the Company and all such consolidated Subsidiaries.

                        (v) GAAP Reporting. The financial statements and reports delivered under this subsection shall fairly present in all material respects the financial position and results of operations of the Company at the dates thereof and for the periods then ended and shall have been prepared in accordance with GAAP, in the case of unaudited financial statements, subject to normal year-end audit adjustments and the absence of footnotes.

                (b) Access to Records and Properties. The Company shall afford the Preferred Directors, during normal business hours and with reasonable advance notice, reasonable access to (i) visit and inspect the assets, properties and information (financial or otherwise), (ii) examine upon reasonable advance notice, the books of accounts and records of the Company and
(iii) make copies of such records and permit such Preferred Directors to discuss all aspects of the Company and each Subsidiary with any officers, employees or Accountants of the Company, in each case consistent with the highest level of access to information and inspection rights granted by the Company to other members of its Board; provided, however, that such investigation shall not unreasonably interfere with the operations of the Company. The Company will instruct the Accountants to discuss such aspects of the financial condition of the Company with any such Preferred Director as such Preferred Director may reasonably request, and to permit such Preferred Director to inspect, copy and make extracts from such financial statements, analyses, work papers and other documents and information (including electronically stored documents and information) prepared by the Accountants with respect to the Company as such Preferred Director may reasonably request.

                (c) Other Reports; Miscellaneous. The Company shall promptly provide to each of the Investors:

                        (i) as soon as available, but not later than 45 days after the end of each quarterly accounting period, a Form 10-Q or, if the Company does not file quarterly reports with the Commission, the documents referred to in Section 3.2(a)(i);

                        (ii) as soon as available, but not later than 90 days after the end of each fiscal year, a Form 10-K or, if the Company does not file an annual report with the Commission, the audited consolidated financial statements referred to in Section 3.2(a)(ii);

                        (iii) simultaneously with any distribution of any document to holders of the Common Stock, any such document so distributed; and

                        (iv) copies of all financial statements, reports, press releases, notices, proxy statements and other documents sent by the Company or its Subsidiaries to its stockholders generally or released to the public and copies of all regular and periodic reports, if any, filed by the Company or its Subsidiaries with the Commission, any securities exchange or the NASD.

                (d) Notice of Material Sale. The Company shall promptly provide to the JPMP Entities and BBI notice of any proposed Material Sale, and shall afford the Preferred Directors with reasonable time to review and comment on any agreement relating to such Material Sale, as applicable.

3.3     COMPLIANCE.

        The Company (a) in carrying out its business shall comply in all material respects with Applicable Law and Orders of any Governmental Authority applicable to it, its business and the ownership of its assets and (b) shall obtain and maintain in full force and effect all Federal, state, local and foreign governmental licenses and permits material to and necessary in the conduct of its business.

3.4     INSURANCE.

        All the insurable properties of the Company shall be insured for the benefit of the Company in the full amounts required to protect the Company against risks usually insured against by Persons operating similar properties in the localities in which such properties are located under policies in effect and issued by national insurers of recognized responsibility.

3.5     AFFIRMATIVE COVENANTS.

        The Company shall observe and perform the following, except to the extent waived upon the written consent of the Requisite Investors:

                (a) Payment Under the Documents. The Company shall pay or accrue, as the case may be, any amounts payable under the Documents in accordance with the terms of the Documents.

                (b) Payment of Taxes, etc. The Company shall pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all amounts of taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, could reasonably be expected by law to become a Lien upon its property; provided, however, that the Company shall not be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

                (c) Preservation of Corporate Existence, etc. The Company shall preserve and maintain its corporate existence; provided, however, that any Subsidiary may merge or consolidate with any other Subsidiary or the Company. The Company shall preserve and maintain its rights (charter and statutory), and all material permits, licenses, approvals, privileges and franchises necessary or desirable in the normal conduct of its business.

                (d) Keeping of Books. The Company shall keep proper books of record and account, in which entries that are full and correct in all material respects shall be made of all financial transactions and the assets and business of the Company and each such Subsidiary in accordance with GAAP.

                (e) Maintenance of Properties, etc. The Company shall maintain and preserve all of its properties that are reasonably required in the conduct of its business in good working order and condition, ordinary wear, tear and depletion excepted.

                (f) Transactions with Affiliates. The Company shall conduct all transactions otherwise permitted under the Documents with any of its Affiliates on terms that are fair and reasonable and no less favorable to the Company than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

                (g) D&O Insurance; Indemnification. The Company shall maintain director and officer liability insurance, with coverage of at least $10 million, from a nationally recognized insurance company rated "A" or above, which insurance and amount thereof shall be acceptable to the Investors, and shall keep such insurance in full force and effect. The Company's Restated Certificate and Bylaws shall at all times provide for indemnification and exculpation of the Preferred Directors to the fullest extent permissible under Applicable Law.

                (h) Performance of Documents. The Company shall perform and observe all of the terms and provisions of each Document to be performed or observed by it, maintain each such Document in full force and effect, and enforce such Document in accordance with its terms.

                (i) Proprietary Information and Inventions Agreements. The Company shall require each employee of the Company as a condition to the employment of such individual, to execute and deliver a nondisclosure and proprietary assignment agreement in the Company's standard form.

                (j) Material Indebtedness. The Company shall perform and observe any and all of its obligations with respect to material Indebtedness of the Company.

                (k) Public Announcements. The Company shall consult with the Requisite Investors before issuing, and shall provide the Requisite Investors with the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by the Purchase Agreement and shall not issue any such press release or make any such public statement without the prior written consent of the Requisite Investors, except to the extent expressly required by Applicable Law and, in such case, the Company shall first promptly notify the Requisite Investors of such obligation and allow such Requisite Investors to provide comment to any such disclosure prior thereto. Notwithstanding the foregoing, if any such press release or public statement specifically names or mentions any Investor, the consent of such Investor will be required prior to the issuance of such press release or public statement, except as may be expressly required by Applicable Law and, in such case, the Company shall first promptly notify such Investor of such obligation and allow such Investor to provide comment to any such disclosure prior thereto.

3.6     TAX TREATMENT.

                (a) The Company shall treat the shares of Series A Preferred Stock held by the Investors as stock that participates in the corporate growth of the Company to a significant extent within the meaning of Treasury Regulation
Section 1.305-5(a), and will not treat such shares as "preferred stock" for purposes of the Code.

                (b) On or before January 31 of each year, the Company shall provide the Investors with a statement containing the Company's "Issuer Allocation Percentage" for New York State tax purposes if the Company files or is required to file a tax return in the State of New York for such year.

                                   ARTICLE IV

                               REGISTRATION RIGHTS

4.1     REQUIRED REGISTRATION.

                (a) If at any time the Company shall be requested by the Requisite Investors to effect the registration under the Securities Act of Registrable Shares having an aggregate gross offering price (before underwriters discounts and commissions) of at least $5,000,000, it shall promptly give written notice to the other Investors of its requirement to so register such Registrable Shares (which notice shall specify the number of Registrable Shares proposed to be included in such registration and the intended method of distribution, which may be pursuant to a shelf registration) and, upon the written request, delivered to the Company within 30 days after delivery of any such notice by the Company, of such other Investors to include in such registration Registrable Shares of such Investors (which request shall specify the number of Registrable Shares proposed to be included in such registration), the Company shall, subject to Section 4.1(b) below, promptly use its best efforts to effect such registration on an appropriate form, under the Securities Act of the Registrable Shares which the Company has been so requested to register.

                (b) Anything contained in Section 4.1(a) to the contrary notwithstanding, the Company shall not be obligated to effect pursuant to
Section 4.1(a) any registration under the Securities Act except in accordance with the following provisions:

                        (i) the Company shall not be obligated to use its best efforts to file and cause to become effective (A) more than two (2) Registration Statements initiated pursuant to Section 4.1(a); provided however, that if the Investors were unable to sell at least 90% of the Registrable Shares requested to be included in the last registration initiated by such group pursuant to Section 4.1(a) as a result of an underwriter's cutback, then additional registrations shall be added to this Section 4.1(b) until the foregoing condition is satisfied for such Investors, (B) any Registration Statement during the period starting with the date 60 days prior to the Company's good faith estimate of the date of filing of, and ending on the date 180 days after the effective date of, any other registration statement (other than on Form S-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto) pursuant to which Primary Shares are to be or were sold; provided, however, that in the case of clause (B) the Company is actively employing in good faith all reasonable efforts to cause such Registration Statement to become effective and the Investors were offered the right to have the Registrable Shares included in such registration pursuant to Section 4.2 below, or (C) more than one Registration Statement pursuant to Section 4.1(a) in any consecutive six-month period;

                        (ii)    the Company may delay the filing or
        effectiveness of any Registration Statement for a period of up to 90 days after the date of a request for registration pursuant to Section 4.1(a) if at the time of such request the Company is engaged in a Material Transaction; provided, however, that the Company may only so delay the filing or effectiveness of a registration statement pursuant to this Section 4.1(b)(ii) on one occasion during any twelve-month period; and

                        (iii)   with respect to any registration pursuant to
        Section 4.1(a), the Company may include in such registration any Primary Shares or Other Shares; provided, however, that if the managing underwriter advises the Company that the inclusion of all Registrable Shares, Primary Shares and Other Shares proposed to be included in such registration would interfere with the successful marketing (including pricing) of all such Securities, then the number of Registrable Shares, Primary Shares and Other Shares proposed to be included in such registration shall be included in the following order:

                                (A) first, the Registrable Shares held by the Investors requesting that their Registrable Shares be included in such registration pursuant to Section 4.1(a), pro rata based upon the number of Registrable Shares owned by each such Investor at the time of such registration;

                                (B)     second, the Primary Shares; and

                                (C)     third, the Other Shares.

                (c) A requested registration under Section 4.1(a) may be rescinded prior to such registration being declared effective by the Commission by written notice to the Company from the Requisite Investors; provided, however, that such rescinded registration shall not count as a registration initiated pursuant to this Section 4.1 for purposes of subclause (A) of clause
(i) of subsection (b) above if (x) the Company shall have been reimbursed (pro rata by the Investors requesting registration or in such other proportion as they may agree) for all out-of-pocket expenses incurred by the Company in connection with such rescinded registration, provided that each registration that may be requested under this Section 4.1 may not be rescinded pursuant to clause (x) more than two times, provided, further that such rescission may not be made more than once in any 12-month period or (y) (1) the participating Investors reasonably believed that the registration statement contained an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading, (2) notified the Company of such fact and requested that the Company correct such alleged misstatement or omission and (3) the Company has refused to correct such alleged misstatement or omission.

4.2     PIGGYBACK REGISTRATION.

        If the Company proposes for any reason to register Primary Shares or Other Shares under the Securities Act (other than on Form S-4 or Form S-8 promulgated under the Securities Act or any successor forms thereto), it shall promptly give written notice to each Investor of its intention so to register the Primary Shares or Other Shares and, upon the written request, given within 20 days after delivery of any such notice by the Company, of any such Investor to include in such registration Registrable Shares (which request shall specify the number of Registrable Shares proposed to be included in such registration), the Company shall use its best efforts to cause all such Registrable Shares to be included in such registration on the same terms and conditions as the Securities otherwise being sold in such registration; provided, however, that if the managing underwriter advises the Company that the inclusion of all Registrable Shares or Other Shares proposed to be included in such registration would interfere with the successful marketing (including pricing) of Primary Shares proposed to be registered by the Company, then the number of Primary Shares, Registrable Shares and Other Shares proposed to be included in such registration shall be included in the following order:

                        (i)     first, the Primary Shares;

                        (ii) second, the Registrable Shares held by the Investors requesting their Registrable Shares be included in such registration pursuant to the terms of this Section 4.2 and the holders of registrable securities under the Existing Rights Agreement, pro rata based upon the number of Common Stock Equivalents owned by each such seller at the time of such registration; provided, however, that in no event shall the amount of securities requested to be included in such registration pursuant to the terms of this Section 4.2(ii) be reduced below fifty percent (50%) of the total amount of securities included in such registration; and

                        (iii) third, the Other Shares (excluding the registrable securities under the Existing Rights Agreement).

4.3     REGISTRATIONS ON FORM S-3.

                (a) Anything contained in this Section 4.3 to the contrary notwithstanding, at such time as and for so long as the Company shall have qualified for the use of Form S-3 promulgated under the Securities Act or any successor form thereto, the Requisite Investors shall have the right to request in writing an unlimited number of registrations on Form S-3, or such successor form, of Registrable Shares, which request or requests shall (i) specify the number of Registrable Shares intended to be sold or disposed of, (ii) state the intended method of disposition of such Registrable Shares and (iii) relate to Registrable Shares having an aggregate gross offering price (before underwriting discounts and commissions) of at least $1,000,000, and upon receipt of such request, the Company shall use its best efforts promptly to effect the registration under the Securities Act of the Registrable Shares so requested to be registered. Whenever the Company is required by this Section 4.3(a) to use its best efforts to effect the registration of Registrable Shares, each of the procedures and requirements of Section 4.1 (including but not limited to the requirement that the Company notify all holders of Registrable Shares from whom notice has not been received and provide them with the opportunity to participate in the offering) shall apply to such registration. A requested registration on Form S-3 or any such successor form in compliance with this Section shall not count as a registration demanded pursuant to Section 4.1(a), but shall otherwise be treated as a registration initiated pursuant to and shall, except as otherwise expressly provided in this Section, be subject to
Section 4.1(b).

                (b) Anything contained in Section 4.3(a) to the contrary notwithstanding, the Company shall not be obligated to effect pursuant to
Section 4.3(a) any registration under the Securities Act except in accordance with the following provisions:

                        (i) the Company shall not be obligated to effect such registration if it is requested within six (6) months after a registered offering of the Company in which the Investors were given the opportunity to participate; and

                        (ii)    the Company may delay the filing or
        effectiveness of any Registration Statement on Form S-3 for a period of up to 90 days after the date of a request for registration pursuant to this Section 4.3 if at the time of such request the Company is engaged in a Material Transaction; provided, however, that the Company may only so delay the filing or effectiveness of a registration statement pursuant to this Section 4.3(b)(ii) on one occasion during any twelve-month period.

                (c) On the effective date of the conversion of the outstanding shares of Series A Preferred Stock into shares of Common Stock pursuant to Article V(B)(1) of the Certificate of Designations, the Company shall send written notice to the holders of such shares of their right to have such shares registered for sale to the public pursuant to the terms of this Agreement. Upon receipt of a request for registration of such shares from the holders of a majority thereof, the Company shall use its best efforts promptly to effect the registration under the Securities Act of all of the shares of Common Stock issued upon such conversion in accordance with the provisions of
Section 4.3(a) above; provided, that if the Company shall not be qualified to use Form S-3 (or any such successor form) at the time such shares of Series A Preferred Stock are converted into shares of Common Stock, the Company shall use its best efforts to register all such shares on an appropriate long-form registration statement under the Securities Act in accordance with Section 4.1 hereof. Notwithstanding anything to the contrary contained in this Agreement, registration of shares of Common Stock pursuant to this Section 4.3(c) shall be subject only to Section 4.3(b)(ii) above.

4.4     PREPARATION AND FILING.

                (a) If and whenever the Company is under an obligation pursuant to the provisions of this Article IV to use its best efforts to effect the registration of any Registrable Shares, the Company shall, as expeditiously as practicable:

                        (i) With respect to registrations pursuant to Sections 4.1, 4.2 and 4.3, use its best efforts to cause a Registration Statement that registers such Registrable Shares to become and remain effective for a period of 150 days (excluding any period during which such effectiveness is suspended) or until all of such Registrable Shares have been disposed of (if earlier);

                        (ii) furnish, at least five Business Days before filing a Registration Statement that registers such Registrable Shares, a Prospectus relating thereto and any amendments or supplements relating to such Registration Statement or Prospectus, to one counsel selected by, in the case of a Registration initiated pursuant to Section 4.1(a) or 4.3, the Requisite Investors (the "Investors' Counsel"), copies of all such documents proposed to be filed (it being understood that such five Business Day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to the Investors' Counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances);

                        (iii) prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for at least the period set forth in
        Section 4.4(a)(i) or until all of such Registrable Shares have been disposed of (if earlier) and to comply with the provisions of the Securities Act with respect to the sale or other disposition of such Registrable Shares;

                        (iv) notify the Investors' Counsel promptly in writing (A) of any comments by the Commission with respect to such Registration Statement or Prospectus, or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto, (B) of the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement or Prospectus or any amendment or supplement thereto or the initiation of any proceedings for that purpose (and the Company shall use its best efforts to prevent the issuance thereof or, if issued, to obtain its withdrawal) and (C) of the receipt by the Company of any notification with respect to the suspension of the qualification of such Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

                        (v) use its best efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such jurisdictions as any seller of Registrable Shares reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller of Registrable Shares to consummate the disposition in such jurisdictions of the Registrable Shares owned by such seller; provided, however, that the Company will not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required so to do but for this clause (v);

                        (vi) furnish to each seller of such Registrable Shares such number of copies of a summary Prospectus or other Prospectus, including a preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents as such seller of Registrable Shares may reasonably request in order to facilitate the public sale or other disposition of such Registrable Shares;

                        (vii) use its best efforts to cause such Registrable Shares to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Company to enable the seller or sellers thereof to consummate the disposition of such Registrable Shares;

                        (viii) notify on a timely basis each seller of such Registrable Shares at any time when a Prospectus relating to such Registrable Shares is required to be delivered under the Securities Act within the appropriate period mentioned in clause (i) of this Section 4.4(a) of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and, at the request of such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the offerees of such shares, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

                        (ix) make available for inspection by any seller of such Registrable Shares, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such seller or underwriter (collectively, the "Inspectors"), all pertinent financial, business and other records, pertinent corporate documents and properties of the Company (collectively, the "Records"), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information (together with the Records, the "Information") reasonably requested by any such Inspector in connection with such Registration Statement (and any of the Information which the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, shall not be used by such seller or such Inspector for any purpose other than exercise of such due diligence responsibility and shall not be disclosed by the Inspectors unless (A) the disclosure of such Information is necessary to avoid or correct a material misstatement or omission in the Registration Statement, (B) the release of such Information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, (C) such Information has been made generally available to the public or (D) the seller of Registrable Shares agrees that it will, upon learning that disclosure of such Information is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company's expense, to undertake appropriate action to prevent disclosure of the Information deemed confidential);

                        (x) use its best efforts to obtain from its independent certified public accountants a "cold comfort" letter in customary form and covering such matters of the type customarily covered by cold comfort letters;

                        (xi) use its best efforts to obtain, from its counsel, an opinion or opinions in customary form (which shall also be addressed to the Investors selling Registrable Shares in such registration);

                        (xii) provide a transfer agent and registrar (which may be the same entity and which may be the Company) for such Registrable Shares;

                        (xiii) issue to any underwriter to which any seller of Registrable Shares may sell Securities in such offering certificates evidencing such Registrable Shares;

                        (xiv) list such Registrable Shares on any national securities exchange on which any shares of the Common Stock are listed or, if the Common Stock is not listed on a national securities exchange, use its best efforts to qualify such Registrable Shares for inclusion on the automated quotation system of the National Association of Securities Dealers, Inc. (the "NASD"), National Market System ("NMS"), or such other national securities exchange as the Requisite Investors shall request if the Common Stock is not then eligible for trading on the NMS;

                        (xv) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its securityholders, as soon as reasonably practicable, earnings statements which need not be audited covering a period of 12 months beginning within three months after the effective date of the Registration Statement, which earnings statements shall satisfy the provisions of Section 11(a) of the Securities Act; and

                        (xvi) use its best efforts to take all other steps necessary to effect the registration of such Registrable Shares contemplated hereby.

                (b) Each holder of Registrable Shares that sells Registrable Shares pursuant to a registration under this Agreement agrees that during such time as such seller may be engaged in a distribution of the Registrable Shares, such seller shall comply with Regulation M promulgated under the Exchange Act and pursuant thereto it shall, among other things: (i) not engage in any stabilization activity in connection with the Securities of the Company in contravention of such rules; (ii) distribute the Registrable Shares under the Registration Statement solely in the manner described in the Registration Statement; and (iii) cease distribution of such Registrable Shares pursuant to such Registration Statement upon receipt of written notice from the Company that the prospectus covering the Registrable Shares contains any untrue statement of a material fact or omits a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

4.5     EXPENSES.

        All expenses incurred by the Company in complying with Section 4.4, including, without limitation, all registration and filing fees (including all expenses incident to filing with the NASD), fees and expenses of complying with securities and blue sky laws, printing expenses, fees and expenses of the Company's counsel and accountants and reasonable fees and expenses of the Investors' Counsel, shall be paid by the Company; provided, however, that all underwriting discounts and selling commissions applicable to the Registrable Shares and all fees and expenses of counsel for the seller or sellers other than the Investors' Counsel, shall not be borne by the Company but shall be borne by the seller or sellers thereof, in proportion to the number of Registrable Shares sold by such seller or sellers.

4.6     INDEMNIFICATION.

                (a) To the maximum extent permitted by law, in connection with any registration of any Registrable Shares under the Securities Act pursuant to this Article IV, the Company shall indemnify and hold harmless the seller of such Registrable Shares, each underwriter, broker or any other Person acting on behalf of such seller, each other Person, if any, who controls any of the foregoing Persons within the meaning of the Securities Act and each Representative of any of the foregoing Persons, against any losses, claims, damages or liabilities, joint or several, to which any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement under which such Registrable Shares were registered, any preliminary Prospectus or final Prospectus contained therein, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Shares, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any Prospectus, necessary to make the statements therein in light of the circumstances under which they were made not misleading, or any violation by the Company of the Securities Act or state securities or blue sky laws applicable to the Company and relating to action or inaction required of the Company in connection with such registration or qualification under such state securities or blue sky laws, and the Company shall promptly reimburse such seller, such underwriter, such broker, such controlling Person or such Representatives for any legal or other expenses incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable to any such Person to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in said Registration Statement, preliminary Prospectus, amendment, supplement or document incident to registration or qualification of any Registrable Shares in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such Person, or a Person duly acting on their behalf, specifically for use in the preparation thereof; provided further, however, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any untrue statement, allegedly untrue statement, omission or alleged omission made in any preliminary Prospectus but eliminated or remedied in the final Prospectus (filed pursuant to Rule 424 of the Securities Act), such indemnity agreement shall not inure to the benefit of any indemnified party from whom the Person asserting any loss, claim, damage, liability or expense purchased the Registrable Shares which are the subject thereof, if a copy of such final Prospectus had been timely made available to such Indemnified Person and such final Prospectus was not delivered to such Person with or prior to the written confirmation of the sale of such Registrable Shares to such Person.

                (b) To the maximum extent permitted by law, in connection with any registration of Registrable Shares under the Securities Act pursuant to this Article IV, each seller of Registrable Shares shall indemnify and hold harmless (in the same manner and to the same extent as set forth in the paragraph (a) of this Section 4.6) the Company, each underwriter or broker involved in such offering, each other seller of Registrable Shares under such Registration Statement, each Person who controls any of the foregoing Persons within the meaning of the Securities Act and any Representative of the foregoing Persons with respect to any statement or omission from such Registration Statement, any preliminary Prospectus or final Prospectus contained therein, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Shares, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company or such underwriter through an instrument duly executed by such seller or a Person duly acting on their behalf specifically for use in connection with the preparation of such Registration Statement, preliminary Prospectus, final Prospectus, amendment or supplement; provided, however, that the obligation to indemnify will be several, not joint and several, among the sellers of Registrable Shares, and the maximum amount of liability in respect of such indemnification shall be in proportion to and limited, in the case of each seller of Registrable Shares, to an amount equal to the proceeds actually received by such seller from the sale of Registrable Shares effected pursuant to such registration.

                (c) Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in the preceding paragraphs of this Section 4.6, such indemnified party will, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action (provided, however, that an indemnified party's failure to give such notice in a timely manner shall only relieve the indemnification obligations of an indemnifying party to the extent such indemnifying party is prejudiced by such failure). In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if any indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are in addition to or conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section 4.6, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party and such indemnifying party shall reimburse such indemnified party and any Person controlling such indemnified party for that portion of the reasonable fees and expenses of any counsel (plus appropriate special and local counsel) retained by the indemnified party which are reasonably related to the matters covered by the indemnity agreement provided in this Section 4.6. Notwithstanding the foregoing, the indemnity agreement set forth in Section 4.6(a) shall not apply to amounts paid in settlement if such settlement is effected without the written consent of the Company (which consent shall not be unreasonably withheld).

                (d) If the indemnification provided for in this Section 4.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage or liability referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such loss, claim, damage or liability as well as any other relevant equitable considerations; provided, however, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each seller of Registrable Shares, to an amount equal to the proceeds actually received by such seller from the sale of Registrable Shares effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

                (e) The indemnification and contribution provided for under this Article IV will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party and will survive the transfer of Securities.

                (f) The indemnification required by this Section 4.6 will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred, subject to prompt refund in the event any such payments are determined not to have been due and owing hereunder.

4.7     UNDERWRITING AGREEMENT.

                (a) Notwithstanding the provisions of Sections 4.4 and 4.6, to the extent that the sellers of Registrable Shares in a proposed registration shall enter into an underwriting or similar agreement, which agreement contains provisions covering one or more issues addressed in such sections of this
Article IV, the provisions contained in such sections of this Article IV addressing such issue or issues shall be of no force or effect with respect to such registration, but this provision shall not apply to the Company if the Company is not a party to the underwriting or similar agreement.

                (b) If any registration pursuant to Section 4.1 or 4.3 is requested to be an underwritten offering, the Company shall negotiate in good faith to enter into a reasonable and customary underwriting agreement with the underwriters thereof. The Company shall be entitled to receive indemnities from lead institutions, underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above with respect to information so furnished in writing by such Persons specifically for inclusion in any Prospectus or Registration Statement and to the extent customary given their role in such distribution.

                (c) No holder of Registrable Shares may participate in any registration hereunder that is underwritten unless such holder agrees (i) to sell such holder's Registrable Shares proposed to be included therein on the basis provided in any underwriting arrangements acceptable to the Company and the Investors holding a majority of the Registrable Shares to be included in such registration and (ii) as expeditiously as possible, notify the Company of the occurrence of any event concerning such holder as a result of which the Prospectus relating to such registration contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.8     SUSPENSION.

        Anything contained in this Article IV to the contrary notwithstanding, the Company may (not more than once with respect to each registration), by notice in writing to each holder of Registrable Shares to which a Prospectus relates, require such holder to suspend, for up to 90 days (the "Suspension Period"), the use of any Prospectus included in a Registration Statement filed under Section 4.1, 4.2 or 4.3 if a Material Transaction exists that would require an amendment to such Registration Statement or supplement to such Prospectus (including any such amendment or supplement made through incorporation by reference to a report filed under Section 13 of the Exchange
Act). The period during which such Prospectus must remain effective shall be extended by a period equal to the Suspension Period. The Company may (but shall not be obligated to) withdraw the effectiveness of any Registration Statement subject to this provision.

4.9     INFORMATION BY HOLDER.

        Each holder of Registrable Shares to be included in any registration shall furnish to the Company and the managing underwriter such written information regarding such holder and the distribution proposed by such holder as the Company or the managing underwriter may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Article IV.

4.10    EXCHANGE ACT COMPLIANCE.

        The Company shall comply with all of the reporting requirements of the Exchange Act (whether or not it shall be required to do so) and shall comply with all other public information reporting requirements of the Commission, which are conditions to the availability of Rule 144 for the sale of the Common Stock. The Company shall cooperate with each holder of Registrable Shares in supplying such information as may be reasonably necessary for such holder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of Rule 144.

4.11    NO CONFLICT OF RIGHTS.

        The Company represents and warrants to the Investors that the registration rights granted to the Investors hereby do not conflict with any other registration rights granted by the Company. The Company shall not, after the date hereof, grant any registration rights which conflict with or impair, or have any priority over, the registration rights granted hereby, without the prior consent of the Requisite Investors. In any underwritten public offering, the managing underwriter shall be a nationally recognized investment banking firm selected by the Company, and reasonably acceptable to the Requisite Investors.

4.12    TRANSFER OF REGISTRATION RIGHTS.

        The registration rights provided in this Article IV may be Transferred by any Investor to (i) any principal, officer, or retired or principal officer of an Investor, (ii) to an Affiliate of an Investor, or (iii) to any Transferee of at least 100,000 shares of Common Stock held by such Investor, in each case so long as the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such Transferee and the securities with respect to which such registration rights are being assigned.

4.13    TERMINATION.

        This Article IV shall terminate and be of no further force or effect, as to any Investor, upon such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all such Investor's Registrable Shares in a single transaction without regard to volume limitations; provided, however, that Sections 4.5 and 4.6 shall survive the termination of this Article IV.

                                    ARTICLE V

                       SECURITIES LAW COMPLIANCE; LEGENDS

5.1     RESTRICTION ON TRANSFER.

                (a) Except for Transfers that constitute Public Sales and Transfers to Affiliates, no Investor shall Transfer any Registrable Shares to a Person not already a party to this Agreement, unless and until such Person executes and delivers to the Company a joinder agreement, pursuant to which such Person will thereupon become a party to, and be bound by and obligated to comply with the terms and provisions of, this Agreement, as an Investor hereunder. No Person who acquires Company Securities in a Public Sale shall be required to execute a joinder agreement

                (b) In addition to any other restrictions on the Transfer of any Securities contained in this Agreement, the Investors shall not Transfer any Registrable Shares except in compliance with the conditions specified in this
Article V.

5.2     RESTRICTIVE LEGENDS.

                (a) Each certificate evidencing Registrable Shares and each certificate issued in exchange for or upon the Transfer of any Registrable Shares (if such shares remain Registrable Shares as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

                "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN INVESTOR RIGHTS AGREEMENT DATED AS OF [_________] [__], 2003, AMONG THE ISSUER OF SUCH SECURITIES (THE "COMPANY") AND CERTAIN OF THE COMPANY'S STOCKHOLDERS, AS THE SAME

                MAY BE AMENDED FROM TIME TO TIME. THE TERMS OF SUCH INVESTOR RIGHTS AGREEMENT INCLUDE, AMONG OTHER THINGS, RESTRICTIONS ON TRANSFERS. A COPY OF SUCH INVESTOR RIGHTS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST."

                (b) The Company shall imprint such legends on certificates evidencing shares outstanding prior to the date hereof. The legend set forth above shall be removed from the certificates evidencing any shares that cease to be Registrable Shares in accordance with the terms of this Agreement.

                                   ARTICLE VI

                              AMENDMENT AND WAIVERS

6.1     AMENDMENT.

        Except as expressly set forth herein, the provisions of this Agreement may only be amended or waived with the prior written consent of (i) the Company and (ii) the Requisite Investors; provided, however, that (A) any such amendment, modification, or waiver that would adversely affect the rights hereunder of any Investor, in its capacity as an Investor, without similarly affecting the rights hereunder of all Investors, shall not be effective as to such Investor without such Investor's prior written consent, (B) any such amendment, modification, or waiver of Section 2.1(b)(i) hereof shall require the prior written consent of the JPMP Entities, (C) any such amendment, modification, or waiver of Section 2.1(b)(ii) hereof shall require the prior written consent of the BBI Entities, (D) any such amendment, modification, or waiver the objective of which is to terminate Section 2.1 hereof shall only require the prior written consent of the JPMP Entities and BBI and (E) Schedule I to this Agreement shall be deemed to be automatically amended from time to time to reflect Transfers of Stock made in accordance with the terms of this Agreement, without requiring the consent of any party, and the Company will, from time to time, distribute to the Investors a revised Schedule I to reflect any such changes.

6.2     WAIVERS; EXTENSIONS.

        No course of dealing between the Company and the Investors (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

                                   ARTICLE VII

                                   TERMINATION

        The provisions of this Agreement, except as otherwise expressly provided herein, shall terminate upon the first to occur of (a) the consummation of a Liquidation (as such term is defined in the Certificate of Designations) or (b) the approval of such termination by (i) the Company and (ii) the Requisite Investors. Anything contained herein to the contrary notwithstanding, as to any particular Investor, this Agreement shall no longer be binding or of further force or effect as to such Investor, except as otherwise expressly provided herein, as of the date such Investor has Transferred all of such Investor's interest in the Company's Securities and the Transferees of such Securities have, if required by Section 5.1(a) hereof, executed joinder agreements.

                                  ARTICLE VIII

                                  MISCELLANEOUS

8.1     GRANT OF PROXY.

        Each Investor (other than the Excluded Investors) hereby irrevocably grants to and appoints J.P. Morgan Partners (BHCA), L.P. ("JPMP-BHCA") (and any officer of JPMP-BHCA) and BBI (and any officer of BBI), as such Investor's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Investor, to vote, act by written consent or grant a consent, proxy or approval in respect of the shares of Series A Preferred Stock owned by such Investor, with respect to such vote or action by written consent exclusively as agreed by such Investor in this Agreement in the event that such Investor shall fail at any time to vote or act by written consent with respect to any of such Investor's shares of Series A Preferred Stock in favor of the JPMP Director or BBI Director, as the case may be, as agreed by such Investor in this Agreement. Each Investor (other than the Excluded Investors) hereby affirms that any such irrevocable proxy set forth in this Section 8.1 is given in connection with the Investors' purchase of Securities pursuant to the Purchase Agreement in order to secure the performance of the obligations of such Investor under this Agreement. Each such Investor hereby further affirms that any such proxy hereby granted shall be irrevocable, and shall be deemed coupled with an interest, in accordance with Section 212(e) of the Delaware General Corporation Law.

8.2     REGULATORY MATTERS.

                (a) Cooperation of Other Investors. Each Investor agrees to cooperate with the Company in all reasonable respects in complying with the terms and provisions of the letter agreement between the Company and the JPMP Entities, a duly executed copy of which is attached hereto as Exhibit A, regarding regulatory matters (the "Regulatory Sideletter"), including, without limitation, voting to approve an amendment to the Company's Fundamental Documents or this Agreement in a manner reasonably acceptable to the Company and each of the JPMP Entities or any Affiliate of any of the JPMP Entities entitled to make such request pursuant to the Regulatory Sideletter in order to remedy a Regulatory Problem (as defined in the Regulatory Sideletter). Anything contained in this Section 8.2(a) to the contrary notwithstanding, no Investor shall be required under this Section 8.2(a) to take any action that would adversely affect in any material respect such Investor's rights, obligations or liabilities under this Agreement or as a stockholder of the Company.

                (b) Covenant Not to Amend. The Company and each Investor (other than the JPMP Entities) agree to provide the JPMP Entities with at least twenty (20) Business Days prior notice of its or their intention to amend, or effectively amend by permanently foregoing its rights under, the voting or other provisions of any of the Company's Fundamental Documents or this Agreement and agree not to amend, or effectively amend by permanently foregoing its rights under, the voting or other provisions of any Fundamental Document or this Agreement prior to the earlier to occur of (i) the end of such twenty (20) Business Day period or (ii) the date that the JPMP Entities notify the Company and each other Investor that it will not have a Regulatory Problem as a result thereof. The JPMP Entities agree to notify the Company and each other Investor as to whether or not it would have a Regulatory Problem within ten (10) Business Days after the JPMP Entities have received notice of such proposed amendment or such effective amendment.

8.3     SEVERABILITY.

        It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.4     ENTIRE AGREEMENT.

        This Agreement and the other agreements referred to herein and to be executed and delivered in connection herewith embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any and all prior and contemporaneous understandings, agreements, arrangements or representations by or among the parties, written or oral, which may relate to the subject matter hereof or thereof in any way. Other than this Agreement, the other Documents and the other agreements referred to herein and therein to be executed and delivered in connection herewith and therewith, there are no other agreements continuing in effect relating to the subject matter hereof.

8.5     INDEPENDENCE OF AGREEMENTS, COVENANTS, REPRESENTATIONS AND WARRANTIES.

        All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder. The exhibits and schedules attached hereto are hereby made part of this Agreement in all respects.

8.6     SUCCESSORS AND ASSIGNS.

        Except as otherwise provided herein, this Agreement will bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Investors and any subsequent holders of Registrable Shares and the respective successors and assigns of each of them, so long as they hold Registrable Shares. None of the provisions hereof shall create, or be construed or deemed to create, any right to employment in favor of any Person by the Company or any of its Subsidiaries. This Agreement is not intended to create any third party beneficiaries.

8.7     COUNTERPARTS; FACSIMILE SIGNATURES.

        This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile counterpart signatures to this Agreement shall be acceptable and binding.

8.8     REMEDIES.

                (a) Each Investor shall have all rights and remedies reserved for such Investor pursuant to this Agreement and all of the rights that such holder has under any law or equity. Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law or equity.

                (b) The parties hereto agree that if any parties seek to resolve any dispute arising under this Agreement pursuant to a legal proceeding, the prevailing parties to such proceeding shall be entitled to receive reasonable fees and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such proceedings.

                (c) It is acknowledged that it will be impossible to measure in money the damages that would be suffered by any party hereto if any Person also party hereto fails to comply with any of the obligations imposed on it upon them in this Agreement or in the Restated Certificate or Bylaws and that in the event of any such failure, the aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such aggrieved party shall, therefore, be entitled to equitable relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

8.9     NOTICES.

        All notices or other communications which are required or otherwise delivered hereunder shall be deemed to be sufficient and duly given if contained in a written instrument (a) personally delivered or sent by telecopier, (b) sent by nationally-recognized overnight courier guaranteeing next Business Day delivery or (c) sent by first class registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                        (i)     if to the Company, to:

                                Seattle Genetics, Inc.
                                21823 30th Drive S.E.
                                Bothell, WA 98021
                                Telephone: (425) 527-4114
                                Telecopier: (425) 527-4109
                                Attention: Chief Executive Officer

                                With a copy to:

                                Seattle Genetics, Inc.
                                21823 30th Drive S.E.
                                Bothell, WA 98021
                                Telephone: (425) 527-4126
                                Telecopier: (425) 527-4109
                                Attention: General Counsel

                                With an additional copy to:

                                Venture Law Group
                                4750 Carillon Point
                                Kirkland, WA 98033
                                Telephone: (425) 739-8700
                                Telecopier: (425) 739-8750
                                Attention: Sonya F. Erickson

                        (ii) if to an Investor, to him, her or it at the address set forth on Schedule I attached hereto;

or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered, (ii) when sent, if sent by telecopy on a Business Day (or, if not sent on a Business Day, on the next Business Day after the date sent by telecopy), (iii) on the first Business Day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next Business Day delivery and (iv) on the fifth Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail.

8.10    GOVERNING LAW; WAIVER OF JURY TRIAL.

                (a) All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. Notwithstanding the foregoing provisions of this Section 8.10, those provisions of this Agreement that relate to the internal governance of the Company and are required by Delaware corporate law to be governed by such, shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware.

                (b) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.

8.11    FURTHER ASSURANCES.

        Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

8.12    CONFLICTING AGREEMENTS.

        No Investor shall enter into any stockholder agreements or arrangements of any kind with any Person with respect to any Securities on terms inconsistent with the provisions of this Agreement (whether or not such agreements or arrangements are with other Investors or with Persons that are not parties to this Agreement), including agreements or arrangements with respect to the acquisition or disposition of Securities in a manner which is inconsistent with this Agreement.

8.13    NO THIRD PARTY RELIANCE.

        Anything contained herein to the contrary notwithstanding, the representations and warranties of the Company contained in this Agreement (a) are being given by the Company as an inducement to the Investors to enter into this Agreement and the other Documents (and the Company acknowledges that the Investors have expressly relied thereon) and (b) are solely for the benefit of the Stockholders. Accordingly, no third party (including, without limitation, any holder of capital stock of the Company) or anyone acting on behalf of any thereof other than the Investors, shall be a third party or other beneficiary of such representations and warranties and no such third party shall have any rights of contribution against the Investors or the Company with respect to such representations or warranties or any matter subject to or resulting in indemnification under this Agreement or otherwise.

                                    * * * * *

                IN WITNESS WHEREOF, the undersigned have duly executed this Investor Rights Agreement as of the date first written above.

                                       COMPANY:

                                       SEATTLE GENETICS, INC.

                                       By:
                                            ------------------------------------
                                            Name:  Clay B. Siegall
                                            Title:  President & CEO

                                       STOCKHOLDERS:

                                       J.P. MORGAN PARTNERS (BHCA), L.P.

                                       By:  JPMP Master Fund Manager, L.P.,
                                            its general partner

                                       By:  JPMP Capital Corp.,
                                            its general partner

                                       By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                       J.P. MORGAN PARTNERS GLOBAL
                                       INVESTORS, L.P.

                                       By:  JPMP Global Investors, L.P.,
                                            its general partner

                                       By:  JPMP Capital Corp.,
                                            its general partner

                                       By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                       J.P. MORGAN PARTNERS GLOBAL
                                       INVESTORS (CAYMAN), L.P.

                                       By:  JPMP Global Investors, L.P.,
                                            its general partner

                                       By:  JPMP Capital Corp.,
                                            its general partner

                                       By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                       J.P. MORGAN PARTNERS GLOBAL
                                       INVESTORS A, L.P.

                                       By:  JPMP Global Investors, L.P.,
                                            its general partner

                                       By:  JPMP Capital Corp.,
                                            its general partner

                                       By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                       J.P. MORGAN PARTNERS GLOBAL
                                       INVESTORS (CAYMAN) II, L.P.

                                       By:  JPMP Global Investors, L.P.,
                                            its general partner

                                       By:  JPMP Capital Corp.,
                                            its general partner

                                       By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                       BAKER/TISCH INVESTMENTS, L.P.

                                       By:  Baker/Tisch Capital, L.P.,
                                            its general partner

                                       By:  Baker/Tisch Capital (GP), LLC,
                                            its general partner

                                       By:
                                            ------------------------------------
                                            Name:  Felix Baker, Ph.D.
                                            Title:  Managing Member

                                       BAKER BROS. INVESTMENTS, L.P.

                                       By:  Baker Bros. Capital, L.P.,
                                            its general partner

                                       By:  Baker Bros. Capital (GP), LLC,
                                            its general partner

                                       By:
                                            ------------------------------------
                                            Name:  Felix Baker, Ph.D.
                                            Title:  Managing Member

                                       BAKER BROS. INVESTMENTS II, L.P.

                                       By:  Baker Bros. Capital, L.P.,
                                            its general partner

                                       By:  Baker Bros. Capital (GP), LLC,
                                            its general partner

                                       By:
                                            ------------------------------------
                                            Name:  Felix Baker, Ph.D.
                                            Title:  Managing Member

                                       BAKER BIOTECH FUND I, L.P.

                                       By:  Baker Biotech Capital, L.P.,
                                            its general partner

                                       By:  Baker Biotech Capital (GP), LLC,
                                            its general partner

                                       By:
                                            ------------------------------------
                                            Name:  Felix Baker, Ph.D.
                                            Title:  Managing Member

                                       BAKER BIOTECH FUND II, L.P.

                                       By:  Baker Biotech Capital II, L.P.,
                                            its general partner

                                       By:  Baker Biotech Capital II (GP), LLC,
                                            is general partner

                                       By:
                                            ------------------------------------
                                                Name:  Felix Baker, Ph.D.
                                                Title:  Managing Member

                                       BAKER BIOTECH FUND II (Z), L.P.

                                       By:  Baker Biotech Capital II, L.P.,
                                            its general partner

                                       By:  Baker Biotech Capital II (GP), LLC,
                                            is general partner

                                       By:
                                            ------------------------------------
                                            Name:  Felix Baker, Ph.D.
                                            Title:  Managing Member

                                       BAVP, L.P.

                                       By:  BA Venture Partners VI, LLC,
                                            its general partner

                                       By:
                                            ------------------------------------
                                            Name:  Louis C. Bock
                                            Title:  Managing Director

                                       DELPHI VENTURES VI, L.P.

                                       By:  Delphi Management Partners VI,
                                            L.L.C., its general partner

                                       By:
                                            ------------------------------------
                                            Name:  Deepa Pakianathan
                                            Title:  Managing Member

                                       DELPHI BIOINVESTMENTS VI, L.P.

                                       By:  Delphi Management Partners VI,
                                            L.L.C., its general partner

                                       By:
                                            ------------------------------------
                                            Name:  Deepa Pakianathan
                                            Title:  Managing Member

                                       T. ROWE PRICE HEALTH SCIENCES FUND,
                                       INC.

                                       By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                                                      SCHEDULE I

                                    INVESTORS

        NAME AND ADDRESS

J.P. Morgan Partners (BHCA), L.P.
1221 Avenue of the Americas
New York, NY  10020
Attention:  Official Notices Clerk
(fbo Srinivas Akkaraju)

with a copy to:

O'Melveny & Myers LLP
30 Rockefeller Plaza
New York, NY  10112
Telephone:  (212) 408-2400
Telecopier: (212) 408-2420
Attention:  Phillip Isom, Esq.

J.P. Morgan Partners Global Investors, L.P.
c/o JPMP Global Investors, L.P.
c/o J.P. Morgan Partners, LLC
1221 Avenue of the Americas
New York, NY  10020
Attention:  Official Notices Clerk
(fbo Srinivas Akkaraju)

with a copy to:

O'Melveny & Myers LLP
30 Rockefeller Plaza
New York, NY  10112
Telephone:  (212) 408-2400
Telecopier: (212) 408-2420
Attention:  Phillip Isom, Esq.

        NAME AND ADDRESS

J.P. Morgan Partners Global Investors
(Cayman), L.P.
c/o JPMP Global Investors, L.P.
c/o J.P. Morgan Partners, LLC
1221 Avenue of the Americas
New York, NY  10020
Attention:  Official Notices Clerk
(fbo Srinivas Akkaraju)

with a copy to:

O'Melveny & Myers LLP
30 Rockefeller Plaza
New York, NY  10112
Telephone:  (212) 408-2400
Telecopier: (212) 408-2420
Attention:  Phillip Isom, Esq.

J.P. Morgan Partners Global Investors A,
L.P.
c/o JPMP Global Investors, L.P.
c/o J.P. Morgan Partners, LLC
1221 Avenue of the Americas
New York, NY  10020
Attention:  Official Notices Clerk
(fbo Srinivas Akkaraju)

with a copy to:

O'Melveny & Myers LLP
30 Rockefeller Plaza
New York, NY  10112
Telephone:  (212) 408-2400
Telecopier: (212) 408-2420
Attention:  Phillip Isom, Esq.

        NAME AND ADDRESS

J.P. Morgan Partners Global Investors
(Cayman) II, L.P.
c/o JPMP Global Investors, L.P.
c/o J.P. Morgan Partners, LLC
1221 Avenue of the Americas
New York, NY  10020
Attention:  Official Notices Clerk
(fbo Srinivas Akkaraju)

with a copy to:

O'Melveny & Myers LLP
30 Rockefeller Plaza
New York, NY  10112
Telephone:  (212) 408-2400
Telecopier: (212) 408-2420
Attention:  Phillip Isom, Esq.

Baker/Tisch Investments, L.P.
667 Madison Avenue, 17th Floor
New York, New York 10021
Facsimile:  (212) 521-2245
Attention:  Felix Baker

with a copy to:

Baker Brothers Investments
667 Madison Avenue, 17th Floor
New York, New York 10021
Facsimile:  (212) 521-2245
Attention:  Leo Kirby

Baker Bros. Investments, L.P.
667 Madison Avenue, 17th Floor
New York, New York 10021
Facsimile:  (212) 521-2245
Attention:  Felix Baker

with a copy to:

Baker Brothers Investments
667 Madison Avenue, 17th Floor
New York, New York 10021
Facsimile:  (212) 521-2245
Attention:  Leo Kirby

        NAME AND ADDRESS

Baker Bros. Investments II, L.P.
667 Madison Avenue, 17th Floor
New York, New York 10021
Facsimile:  (212) 521-2245
Attention:  Felix Baker

with a copy to:

Baker Brothers Investments
667 Madison Avenue, 17th Floor
New York, New York 10021
Facsimile:  (212) 521-2245
Attention:  Leo Kirby

Baker Biotech Fund I, L.P.
667 Madison Avenue, 17th Floor
New York, New York 10021
Facsimile:  (212) 521-2245
Attention:  Felix Baker

with a copy to:

Baker Brothers Investments
667 Madison Avenue, 17th Floor
New York, New York 10021
Facsimile:  (212) 521-2245
Attention:  Leo Kirby

Baker Biotech Fund II, L.P.
667 Madison Avenue, 17th Floor
New York, New York 10021
Facsimile:  (212) 521-2245
Attention:  Felix Baker

with a copy to:

Baker Brothers Investments
667 Madison Avenue, 17th Floor
New York, New York 10021
Facsimile:  (212) 521-2245
Attention:  Leo Kirby

        NAME AND ADDRESS

Baker Biotech Fund II (Z), L.P.
667 Madison Avenue, 17th Floor
New York, New York 10021
Facsimile:  (212) 521-2245
Attention:  Felix Baker

with a copy to:

Baker Brothers Investments
667 Madison Avenue, 17th Floor
New York, New York 10021
Facsimile:  (212) 521-2245
Attention:  Leo Kirby

BAVP, L.P.
c/o BA Venture Partners
950 Tower Lane

Suite 700
Foster City, CA  94404
Attention:  Louis C. Bock

Delphi Ventures VI, L.P.
c/o Delphi Ventures
3000 Sand Hill Rd.
Bldg. 1, Ste. 135
Menlo Park, CA 94025
(650) 854-9650
(650) 854-2961 fax
Attention: Deepa Pakianathan

Delphi BioInvestments VI, L.P.
c/o Delphi Ventures
3000 Sand Hill Rd.
Bldg. 1, Ste. 135
Menlo Park, CA 94025
(650) 854-9650
(650) 854-2961 fax
Attention: Deepa Pakianathan

        NAME AND ADDRESS

T. Rowe Price Health Sciences Fund, Inc.
c/o T. Rowe Price Associates, Inc.
100 E. Pratt Street
Baltimore, MD 21202
Facsimile:  410-539-8471
Attention: Bonnie Maher

with a copy to:

Darrell N. Braman
Associate Legal Counsel
100 E. Pratt Street
Baltimore, MD 21202
Facsimile:  410-539-8471
Facsimile:  410-345-6575